As filed with the Securities and Exchange Commission on May 31, 2024

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

UBS AG

(Exact Name of Registrant as Specified in Its Charter)

Switzerland	90-0186363
(State of Incorporation or Organization)	(I.R.S. Employer Identification no.)

Bahnhofstrasse 45, CH-8098 – Zurich, Switzerland
Aeschenvorstadt 1, CH-4051 – Basel, Switzerland	N/A
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
ETRACS Crude Oil Shares Covered Call ETNs due April 24, 2037	The Nasdaq Stock Market LLC
ETRACS Gold Shares Covered Call ETNs due February 2, 2033	The Nasdaq Stock Market LLC
ETRACS Silver Shares Covered Call ETNs due April 21, 2033	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), please check the following box: ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), please check the following box: ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box: ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

333-278934 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

EXPLANATORY NOTE

On December 7, 2023, UBS AG (“UBS AG” or the “Registrant”) and Credit Suisse AG (“CS AG”) entered into a merger agreement (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, UBS AG and CS AG agreed to a merger by absorption under Swiss law (Absorptionsfusion) whereby CS AG (including its branches) would be absorbed by UBS AG (the “Merger”), and effective upon registration of the Merger with the Commercial Registers of the Canton of Zurich and the Canton of Basel-City in Switzerland, CS AG would cease to exist and all of its assets, liabilities and contracts would automatically transfer to, and be absorbed and taken over by, UBS AG by operation of Swiss law (Universalsukzession). The Merger was completed on May 31, 2024.

In connection with the Merger, on May 30, 2024, UBS AG, CS AG and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “Trustee”), entered into a fourth supplemental indenture to the senior indenture between CS AG and the Trustee dated as of March 29, 2007 (as supplemented, the “Senior Indenture”), pursuant to which by operation of Swiss law, effective upon completion of the Merger UBS AG expressly assumed all of CS AG’s obligations, and succeeded to all of CS AG’s rights, under the Senior Indenture and all outstanding and future debt securities issued thereunder.

This Registration Statement on Form 8-A/A is being filed by UBS AG in connection with the Merger and amends and restates the Registration Statements on Forms 8-A filed with the Securities and Exchange Commission by CS AG on January 28, 2013, April 16, 2013 and April 26, 2017, respectively, relating to three series of exchange traded notes (“ETNs”) previously issued by CS AG under which UBS AG assumed CS AG’s obligations as a result of the Merger: the Credit Suisse X-Links® Gold Shares Covered Call ETNs due February 2, 2033, the Credit Suisse X-Links® Silver Shares Covered Call ETNs due April 21, 2033 and the Credit Suisse X-Links® Crude Oil Shares Covered Call ETNs due April 24, 2037. In connection with the Merger and its assumption of CS AG’s obligations under the ETNs, UBS AG renamed the ETNs as follows: X-Links® Gold Shares Covered Call ETNs due February 2, 2033 to ETRACS Gold Shares Covered Call ETNs due February 2, 2033, the X-Links® Silver Shares Covered Call ETNs due April 21, 2033 to ETRACS Silver Shares Covered Call ETNs due April 21, 2033 and X-Links® Crude Oil Shares Covered Call ETNs due April 24, 2037 to ETRACS Crude Oil Shares Covered Call ETNs due April 24, 2037.

Capitalized terms not defined herein shall have the meaning attributed to them in the Registration Statement (as defined below).

Item 1. Description of Registrant’s Securities to be Registered

The information in the Explanatory Note is hereby incorporated to this Item 1 by reference.

The Registrant filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form F-3 (Registration Statement No. 333-278934) (the “Registration Statement”) containing a prospectus, dated May 31, 2024, relating to the Registrant’s debt securities (the “Prospectus”). The Registration Statement was declared effective on May 31, 2024. On the date hereof, the Registrant intends to file with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, (a) a Prospectus Supplement dated May 31, 2024 and (b) three pricing supplements, dated May 31, 2024 (the “Pricing Supplements”) relating to (i) the ETRACS Crude Oil Shares Covered Call ETNs due April 24, 2037, (ii) the ETRACS Gold Shares Covered Call ETNs due February 2, 2033, and (iii) the ETRACS Silver Shares Covered Call ETNs due April 21, 2033. The Prospectus, the Prospectus Supplement and the Pricing Supplements are incorporated by reference to the extent set forth below.

The material set forth (i) under the headings “Description of Debt Securities” on pages 12 to 39, “U.S. Tax Considerations” on pages 40 to 48 and “Tax Considerations Under the Laws of Switzerland” on pages 49 to 51 in the Prospectus (ii) under the headings “Description of Notes” on pages 5 to 8 in the Prospectus Supplement and (iii) in the Pricing Supplements are each incorporated herein by reference, as applicable. The outstanding principal amount of the securities registered hereby may be increased from time to time in the future due to further issuances of securities having substantially the same terms. If any such additional securities are issued, a pricing supplement relating to the additional securities will be filed with the Commission and will be incorporated herein by reference.

Item 2.	Exhibits.

Pursuant to the Instructions as to Exhibits with respect to Form 8-A/A, the following exhibits are being filed with the Commission in connection with this Registration Statement on Form 8-A/A:

1.	Senior Indenture dated as of March 29, 2007 between Credit Suisse (now known as Credit Suisse AG) and The Bank of New York (now known as The Bank of New York Mellon), as trustee (incorporated by reference to Exhibit 4.44 to CS AG’s registration statement on Form F-3 (No. 333-158199) filed on March 25, 2009).

2.	First Supplemental Indenture among Credit Suisse (now known as Credit Suisse AG) and The Bank of New York (now known as The Bank of New York Mellon), as trustee, dated as of May 6, 2008, to the Senior Indenture between CS AG and The Bank of New York Mellon, as trustee, dated as of March 29, 2007 (incorporated by reference to Exhibit 99.1 to CS AG’s Current Report on Form 6-K filed on May 8, 2008).

3.	Second Supplemental Indenture among Credit Suisse (now known as Credit Suisse AG) and The Bank of New York Mellon, as trustee, dated as of March 25, 2009, to the Senior Indenture between Credit Suisse and The Bank of New York Mellon, as trustee, dated as of March 29, 2007 (incorporated by reference to Exhibit 99.2 to CS AG’s Current Report on Form 6-K filed on March 25, 2009).

4.	Third Supplemental Indenture among Credit Suisse AG and The Bank of New York Mellon, as trustee, dated as of September 9, 2020, to the Senior Indenture between Credit Suisse and The Bank of New York Mellon, as trustee, dated as of March 29, 2007 (incorporated by reference to Exhibit 4.1 to CS AG’s Current Report on Form 6-K filed on September 9, 2020).

5.	Fourth Supplemental Indenture among UBS AG, Credit Suisse AG and The Bank of New York Mellon, as trustee, dated as of May 30, 2024, to the Senior Indenture between Credit Suisse AG and The Bank of New York Mellon, as trustee, dated as of March 29, 2007 (incorporated by reference to Exhibit 4.5 to UBS AG’s registration statement on Form F-3 (No. 333-278934) filed on May 31, 2024).

6.	Form of ETRACS Gold Shares Covered Call ETNs due February 2, 2033.

7.	Form of ETRACS Silver Shares Covered Call ETNs due April 21, 2033.

8.	Form of ETRACS Crude Oil Shares Covered Call ETNs due April 24, 2037.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

UBS AG (Registrant)

Dated: May 31, 2024
	By:	/s/ David Kelly
	Name:	David Kelly
	Title:	Managing Director

	By:	/s/ Patrick T. Shilling
	Name: Title:	Patrick T. Shilling Managing Director